Croff Announces Results of Corporate Division

DENVER, CO -- 03/06/2008 -- Croff Enterprises, Inc. (OTCBB: COFF) announced the results of the plan of corporate division approved by its shareholders on December 21, 2007. The preferred B shareholders, along with the oil and gas assets pledged to the preferred B shares, became a new corporation separate and independent from Croff Enterprises, Inc. This transfer of assets and shareholders was completed prior to year end on December 31, 2007. The new corporation is named Croff Oil Company, Inc. and is a private corporation with headquarters in Denver, CO. The new company can be found online at www.croffoil.com, while Croff Enterprises, Inc. still maintains its website at www.croff.com.

Pursuant to the approved plan of corporate division, dissenting shareholders had the right to dissent and exchange their common shares to the company for $1.00 per common share and their preferred "B" shares at $4.25 per share, or to dissent and propose a higher price. This is provided under the Dissenting Shareholder Rights statute under Utah law, but applies to all shareholders. The shareholder's right to dissent and exchange their shares to Croff Enterprises, Inc. was completed on March 5, 2008 and all payments will be completed this month. There were a total of 34,445 common shares exchanged, including shareholders who negotiated a higher price per share. There were a total of 35,930 preferred "B" shares exchanged, all at $4.25 per share. All payments to preferred B shares were made by Croff Oil Company, Inc. Upon completion of these transactions Croff Enterprises, Inc. will have 516,799 common shares outstanding, and no other classes of stock outstanding.

Croff Enterprises, Inc. is evaluating potential merger partners which would bring the Company more opportunity for growth and a more active trading market. Croff Enterprises, Inc. will no longer have oil and gas revenues, but expects its operating and overhead costs to be greatly reduced in 2008, because it will no longer have the compliance burden of the preferred "B" oil and gas assets, or the overhead associated with operating and maintaining them.

Croff Enterprises, Inc. currently is a small public company with an experienced board of directors seeking merger or acquisition opportunities. This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

For More Information Contact:
Gerald L. Jensen
President
Croff Enterprises, Inc.
3773 Cherry Creek Drive North
Suite 1025
Denver, CO 80209
(303) 383-1555
jerry@croff.com